                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*


                              LAUNCH MEDIA, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  518567 10 2
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 2  of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    THE PHOENIX PARTNERS III LIQUIDATING TRUST
      SEE ITEM 2 FOR IDENTIFICATION OF TRUSTEE

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      WASHINGTON

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     627,957 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      627,957 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   627,957 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.91%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      OO

------------------------------------------------------------------------------

(A) Excludes an aggregate of 713,386 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 3 of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1
      STUART C. JOHNSTON

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     627,957 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      627,957 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   627,957 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.91%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      IN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 713,386 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 4 of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    THE PHOENIX PARTNERS IIIB LIMITED PARTNERSHIP
      SEE ITEM 2 FOR IDENTIFICATION OF GENERAL PARTNER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      WASHINGTON

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     502,367 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      502,367 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   502,367 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.93%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 838,976 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 5 of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    THE PHOENIX MANAGEMENT PARTNERS III LIMITED PARTNERSHIP
      SEE ITEM 2 FOR IDENTIFICATION OF GENERAL PARTNERS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      WASHINGTON

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     502,367 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      502,367 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   502,367 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.93%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 838,976 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 6 of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    THE PHOENIX PARTNERS IV LIMITED PARTNERSHIP
      SEE ITEM 2 FOR IDENTIFICATION OF GENERAL PARTNER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     211,019 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      211,019 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   211,019 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.65%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      PN

------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,130,324 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 7 of 12 Pages
-----------------------                        ---------------------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    PHOENIX MANAGEMENT IV, L.L.C.
      SEE ITEM 2 FOR IDENTIFICATION OF MEMBERS

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (See instructions)                                        (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                                                     211,019 (A)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                                                         0 (A)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                                                      211,019 (A)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                                                         0 (A)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                                                   211,019 (A)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See instructions)                                                   [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.65%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See instructions)
12
      OO

------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,130,324 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership. See Exhibit A hereto.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 8 of 12 Pages
-----------------------                        ---------------------------------

Item 1.  (a) Name of Issuer: LAUNCH MEDIA, INC.
         (b) Address of Issuer's Principal Executive Offices:
                  2700 Pennsylvania Avenue
                  Santa Monica, CA 80404

Item 2.

I.

(a) Name of Person Filing: THE PHOENIX PARTNERS III LIQUIDATING TRUST ("Phoenix III"). The Trustee of Phoenix III is Stuart C. Johnston.
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: Washington
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: 518567 10 2

II.

(a) Name of Person Filing:  STUART C. JOHNSTON
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: U.S.A.
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number.: 518567 10 2

III.

(a) Name of Person Filing: THE PHOENIX PARTNERS IIIB LIMITED PARTNERSHIP ("Phoenix IIIB"). The General Partner of Phoenix IIIB is: The Phoenix Management Partners III Limited Partnership.
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: Washington
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number.: 518567 10 2

IV.

(a) Name of Person Filing: THE PHOENIX MANAGEMENT PARTNERS III LIMITED PARTNERSHIP ("Phoenix Management III"). The Managing General Partner of Phoenix Management III is: Stuart C. Johnston. The Non-Managing General Partner of Phoenix Management III is: David B. Johnston.
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: Washington
(d) Title of Class of Securities: Common Stock
(e) CUSIP No.: 518567 10 2

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                                Page 9 of 12 Pages
-----------------------                        ---------------------------------

V.

(a) Name of Person Filing: THE PHOENIX PARTNERS IV LIMITED PARTNERSHIP ("Phoenix IV"). The General Partner of Phoenix IV is: Phoenix Management IV, L.L.C.
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: Delaware
(d) Title of Class of Securities: Common Stock
(e) CUSIP No.: 518567 10 2

VI.

(a) Name of Person Filing: PHOENIX MANAGEMENT IV, L.L.C. ("Phoenix Management IV"). The Managing Member of Phoenix Management IV is: Stuart C. Johnston. The Non-Managing Member of Phoenix Management IV is: David B. Johnston.
(b) Address of Principal Business Office or, if none, Residence:
             1000 Second Avenue, Suite 3600
             Seattle, WA 98104
(c) Citizenship: Delaware
(d) Title of Class of Securities: Common Stock
(e) CUSIP No.: 518567 10 2


Item 3. Inapplicable

Item 4. Ownership.

(a), (b), and (c) With respect to the amount of Common Stock beneficially owned by each reporting person and the related percentages of the class of Common Stock, the information contained in each of the cover pages and in Exhibit A is incorporated by reference herein. As indicated in the cover pages hereto, pursuant to Rule 13d-4 each of the reporting persons hereby expressly disclaims beneficial ownership with respect to any and all shares beneficially owned by the other reporting persons indicated in the Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this
Schedule 13G that are beneficially owned by the persons listed in Item 2 are as follows:

Entity                            Number of Shares              Percent of Class
--------------------------------------------------------------------------------

Phoenix III                       627,957 (1)                    4.91%
Stuart C. Johnston                627,957 (1)                    4.91%
Phoenix IIIB                      502,367 (2)                    3.93%
Phoenix Management III            502,367 (2)                    3.93%
Phoenix IV                        211,019 (3)                    1.65%
Phoenix Management IV             211,019 (3)                    1.65%

(1) These shares are held of record by Phoenix III, which has sole voting and investment power with respect to such shares. Stuart C. Johnston, as the Trustee of Phoenix III, may be deemed to also have sole voting and investment power with respect to such shares.

(2) These shares are held of record by Phoenix IIIB, which has sole voting and investment power with respect to such shares. Phoenix Management III, as the General Partner of Phoenix III, may be deemed to also have sole voting and investment power with respect to such shares. The Managing and Non-Managing General Partners of the general partner of Phoenix III may be deemed to have shared voting and dispositive power over the 502,367 shares held of record by Phoenix IIIB.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                               Page 10 of 12 Pages
-----------------------                        ---------------------------------

(3) These shares are held of record by Phoenix IV, which has sole voting and investment power with respect to such shares. Phoenix Management IV, as the General Partner of Phoenix IV, may be deemed to also have sole voting and investment power with respect to such shares. The Managing and Non-Managing Members of the general partner of Phoenix IV may be deemed to have shared voting and dispositive power over the 211,019 shares held of record by Phoenix IV.

Item 5. Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Inapplicable.

Item 7.   Inapplicable.

Item 8.   Inapplicable.

Item 9.   Inapplicable.

Item 10.  Inapplicable.

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                               Page 11 of 12 Pages
-----------------------                        ---------------------------------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dated:  February 11, 2000

                                 The Phoenix Partners III Liquidating Trust

                                 By: /s/ Stuart C. Johnston
                                     ------------------------------------
                                     Name:  Stuart C. Johnston
                                     Title: Trustee

                                 Stuart C. Johnston

                                 By: /s/ Stuart C. Johnston
                                     ------------------------------------
                                     Name: Stuart C. Johnston


                                 The Phoenix Partners IIIB Limited Partnership

                                 By: Phoenix Management Partners III
                                     a Washington limited partnership

                                 By: /s/ Stuart C. Johnston
                                     ------------------------------------
                                     Name:  Stuart C. Johnston
                                     Title: Managing General Partner


                                 Phoenix Management Partners III,
                                 a Washington limited partnership

                                 By: /s/ Stuart C. Johnston
                                     ------------------------------------
                                     Name:  Stuart C. Johnston
                                     Title: Managing General Partner


                                   The Phoenix Partners IV Limited Partnership

                                   By: Phoenix Management IV, L.L.C,

                                   By:  /s/ Stuart C. Johnston
                                        ----------------------------------------
                                        Name:  Stuart C. Johnston
                                        Title: Managing Member


                                   Phoenix Management IV, L.L.C,

                                   By:  /s/ Stuart C. Johnston
                                        ----------------------------------------
                                        Name:  Stuart C. Johnston
                                        Title: Managing Member

                                      13G
-----------------------                        ---------------------------------
 CUSIP No. 518567 10 2                               Page 12 of 12 Pages
-----------------------                        ---------------------------------

                                   EXHIBIT A

                 BENEFICIAL OWNERSHIP OF EACH REPORTING PERSON

Name of Reporting Person           Number of Shares        Percent of Class (1)
--------------------------------------------------------------------------------

Phoenix III                        627,957                 4.91%
Stuart C. Johnston                 627,957 (2)             4.91%
Phoenix IIIB                       502,367                 3.93%
Phoenix Management III             502,367 (3)             3.93%
Phoenix IV                         211,019                 1.65%
Phoenix Management IV              211,019 (4)             1.65%


(1) The respective percentages set forth in this column were obtained by dividing the number of shares in the second column by the aggregate number of outstanding shares of Common Stock, which aggregate amount, according to the cover page of the Issuer's Quarterly Report on Form 10-Q for the period ended September 30, 1999 was 12,784,871.

(2) Represents shares held of record by Phoenix III, of which Stuart C. Johnston is the Trustee.

(3) Represents shares held of record by Phoenix IIIB, of which Phoenix Management III is the general partner.

(4) Represents shares held of record by Phoenix IV, of which Phoenix Management IV is the general partner.